Exhibit 99.2

February 2nd, 2011

Mr. James A. Blankenhorn
421 Hammocks Drive
Orchard Park, NY  14127

Dear James:

Perma-Fix Environmental Services, Inc. is pleased to offer you the position of Chief Operating Officer for our organization.  We are all excited about the potential that you bring to Perma-Fix.  This position is located in Atlanta, Georgia, and reports directly to Dr. Louis F. Centofanti, Chairman and Chief Executive Officer.  Terms and conditions of the offer below are subject to final approval of the Company’s Board of Directors:

1.	Base salary of $245,000 (two hundred forty five thousand). Any future pay increases must be recommended by the Compensation Committee of the Board of Directors and approved by the Board of Directors.

2.	Performance incentive compensation bonus program that is based upon budget and profitability of Perma-Fix Environmental Services, Inc. as defined by the Executive Performance Incentive Plan.

3.	Initial Stock Options for 300,000 (three hundred thousand) shares of Perma-Fix stock, will vest over a 3-year period (priced at day of issue by Perma-Fix’s Board of Directors).

4.	$25,000 (net cash) sign-on bonus (taxable income) to assist with relocation & incidentals (payable in first paycheck).

5.	Reimbursement of travel expenses for two trips by you and your wife to arrange housing.

6.	Reimbursement of household packing / shipping to Atlanta, Georgia.

7.	Car allowance of $750 per month (distributed as taxable income).

8.	Four weeks sick, personal & vacation (SPV) accrual, beginning on your date of employment.

9.	All other benefits as defined in the Class 1 2010 Benefits Guide.

In accepting our offer of employment, you agree that your employment will be on an at-will basis, and that neither you nor Perma-Fix has entered into a contract as to the duration of your employment, or any other employment terms not specified in this letter.

We look forward to your arrival at Perma-Fix and are confident that you will play a pivotal role in providing leadership in clarifying focus for implementation of improved operational infrastructure, planning for and executing a growth strategy for a broader nuclear services offering, and partnering with the management team and Board of Directors in maximizing the overall value of Perma-Fix.

We are eager to bring you on just as quickly as possible, while respecting your obligations to URS/West Valley in managing your departure from their fine organization.  Please let me know if you have any questions or if I can do anything to make your arrival and transition easier.

Sincerely,

Dr. Louis F. Centofanti
Chairman & Chief Executive Officer

Accepted:	/s/James A. Blankenhorn	Date:	2-18-2011
James A. Blankenhorn